Exhibit 99.1

Century Therapeutics Reports First Quarter 2024 Financial Results and Provides Business Updates

- Announced plans to pursue additional autoimmune disease regulatory filings for its iPSC derived NK cell therapy, CNTY-101, beyond systemic lupus erythematosus (SLE)

- Closed $60 million private placement led by Bain Capital Life Sciences supporting accelerated expansion in autoimmune disease

- Acquired Clade Therapeutics bringing enhancement of Allo-Evasion™ platform and three preclinical stage αβ iT programs spanning across cancer and autoimmune diseases

- Additional clinical data from Phase 1 ELiPSE-1 trial in relapsed/refractory (R/R) B-cell lymphoma to be presented at American Society for Clinical Oncology (ASCO) Annual Meeting

- Ended 1Q24 with cash, cash equivalents, and investments of $249.9 million; Cash runway into 2026 -

PHILADELPHIA, May 9, 2024 -- Century Therapeutics, Inc. (NASDAQ: IPSC), an innovative biotechnology company developing induced pluripotent stem cell (iPSC)-derived cell therapies in immuno-oncology and autoimmune diseases, today reported financial results and business highlights for the first quarter ended March 31, 2024.

"We have made significant clinical, operational and research-oriented progress so far this year, and I am incredibly excited by the momentum we’ve been able to achieve in such a short period of time,” said Brent Pfeiffenberger, Pharm.D., Chief Executive Officer of Century Therapeutics. “Looking ahead, we will be sharing additional clinical data from the ELiPSE-1 trial of CNTY-101 in R/R NHL at the upcoming ASCO Annual Meeting in June. In addition, we are on track to initiate the Phase 1 CALiPSO-1 trial of CNTY-101 in SLE in the first half of 2024, while also continuing to progress the multiple planned regulatory filings for CNTY-101 in additional autoimmune disease indications later this year. We believe Century’s position as a leader in allogeneic, iPSC-derived cell therapy is fortified by the recent expansion of our pipeline and platform capabilities through the acquisition of Clade Therapeutics, and we are looking forward to continued execution across our robust portfolio of novel assets providing us with multiple near- and long-term potential value drivers.”

Research and Development Highlights and Upcoming Milestones

CNTY-101

CNTY-101 is a CD19 targeting allogeneic iNK cell therapy with 6 precision gene edits powered by Century’s Allo-Evasion™ technology, which enables repeat dosing without the need for continued lymphodepletion. Century’s core Allo-Evasion™ edits are designed to overcome the three major pathways of host versus graft rejection: CD8+ T cells, CD4+ T cells and NK cells.

•	In April 2024, the Company announced plans to expand clinical development of CNTY-101 into additional autoimmune disease indications beyond SLE. In the second half of 2024, Century intends to submit additional regulatory filings for CNTY-101 in autoimmune disease indications with limited current treatment options and high unmet need. Additionally, the Company is planning to evaluate CNTY-101 for SLE in the Phase 1 CALiPSO-1 trial, which is on track to be initiated in the first half of 2024 with preliminary data expected by the end of 2024.

•	Century plans to share additional data from its Phase 1 ELiPSE-1 trial in R/R non-Hodgkin lymphoma (NHL) at the upcoming ASCO Annual Meeting, being held May 31-June 4, 2024, in Chicago, IL. As previously announced, in this heavily pretreated and refractory patient population, CNTY-101 has demonstrated a favorable safety profile in the initial seven patients treated with Dose Level 1 (100 million cells) and Dose Level 2 (300 million cells) on a once monthly schedule. In these low dose levels, CNTY-101 demonstrated encouraging early response signals, including two complete responses (CRs) and one partial response (PR). Initial translational data supports the potential for Allo-Evasion™ to enable a multidose regimen without the need for continued lymphodepletion.

Platform Technology and Additional Pipeline Programs

•	In April 2024, Century shared six poster presentations at the 2024 American Association for Cancer Research (AACR) Annual Meeting showcasing new preclinical data on additional Allo-Evasion™ edits in addition to the Company’s end-to-end cell therapy capabilities including expertise across iPSC reprogramming, gene editing, protein engineering, Allo-Evasion™ technology and computational biology. Key abstracts highlighted Century’s novel, dual-targeting CAR for B-cell mediated malignancies demonstrating in vitro and in vivo cytotoxicity and antigen loss resistance; and new data on the Allo-Evasion™ platform showcasing its potential to evade identification by the host immune system, which would allow for repeat dosing without rejection, enabling increased persistence of the cells during the treatment period and potentially leading to deeper and more durable responses. Across all six posters, the findings highlight Century’s unique gene editing, protein engineering, and manufacturing capabilities that are the foundations of its allogeneic cell therapy pipeline and platform. The presented posters are available at the Scientific Resources page of the Company’s website.

•	In April 2024, the Company announced the acquisition of Clade Therapeutics, a privately held biotech company focused on discovering and delivering engineerable, off-the-shelf, scalable, and consistent stem cell-based medicines, with a focus on iPSC-derived αβ T cells. This acquisition brings complementary technology to enhance Century’s Allo-Evasion™ platform and additional next-generation iT programs spanning targets in cancer, and autoimmune diseases. These programs include CLDE-308, an αβ iT cell program targeting CD19 in autoimmune disease and B-cell malignancies, CLDE-361, an αβ iT cell program targeting BCMA in myasthenia gravis, and an undisclosed iT cell focused research program in solid tumors.

Business Highlights

•	In April 2024, the Company entered into a securities purchase agreement with a select group of institutional investors for an approximately $60 million private placement of its common stock. The private placement closed on April 15, 2024, and was led by new investors Bain Capital Life Sciences, Adage Capital Partners LP, Octagon Capital, and Superstring Capital, and existing investors including Casdin Capital, Boxer Capital, Venrock Healthcare Capital Partners and DAFNA Capital Management, LLC.

First Quarter 2024 Financial Results

•	Cash Position: Cash, cash equivalents, and marketable securities were $249.9 million as of March 31, 2024, as compared to $261.8 million as of December 31, 2023. Net cash used in operations was $30.2 million for the three months ended March 31, 2024, compared to net cash used in operations of $29.2 million for the three months ended March 31, 2023.

•	Collaboration Revenue: Collaboration revenue generated through the Company’s collaboration, option and license agreement with Bristol-Myers Squibb (BMS) was $0.9 million for the three months ended March 31, 2024, compared to $1.7 million for the same period in 2023.

•	Research and Development (R&D) expenses: R&D expenses were $23.4 million for the three months ended March 31, 2024, compared to $24.9 million for the same period in 2023. The decrease in R&D expenses was primarily due to the reduction in force that occurred in January of 2023.

•	General and Administrative (G&A) expenses: G&A expenses were $8.7 million for the three months ended March 31, 2024, compared to $8.9 million for the same period in 2023.

•	Net loss: Net loss was $28.1 million for the three months ended March 31, 2024, compared to $31.3 million for the three months ended March 31, 2023.

Financial Guidance

•	The Company expects full year generally accepted accounting principles (GAAP) operating expenses to be between $150 million and $160 million as compared to the previous guidance range of $135 million to $145 million. The increase is driven by additional operating expenses related to the integration of Clade Therapeutics, as well as the Company’s planned expanded clinical development of CNTY-101 into additional autoimmune disease indications. The Company is currently in the process of completing its accounting analysis of the acquisition of Clade. The revised guidance does not include any potential non-cash charges related to the acquisition.

•	The Company estimates its cash, cash equivalents, and investments will support operations into 2026.

About Century Therapeutics

Century Therapeutics (NASDAQ: IPSC) is harnessing the power of adult stem cells to develop curative cell therapy products for cancer and autoimmune and inflammatory diseases that we believe will allow us to overcome the limitations of first-generation cell therapies. Our genetically engineered, iPSC-derived cell product candidates are designed to specifically target hematologic and solid tumor cancers, with a broadening application to autoimmune and inflammatory diseases. We are leveraging our expertise in cellular reprogramming, genetic engineering, and manufacturing to develop therapies with the potential to overcome many of the challenges inherent to cell therapy and provide a significant advantage over existing cell therapy technologies. We believe our commitment to developing off-the-shelf cell therapies will expand patient access and provide an unparalleled opportunity to advance the course of cancer and autoimmune and inflammatory disease care. For more information on Century Therapeutics please visit www.centurytx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of, and made pursuant to the safe harbor provisions of, The Private Securities Litigation Reform Act of 1995. All statements contained in this press release, other than statements of historical facts or statements that relate to present facts or current conditions, including but not limited to, statements regarding our clinical development plans and timelines, and our financial guidance are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “should,” “expect,” “plan,” “aim,” “seek,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “forecast,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond our control, including, among others: our ability to successfully advance our current and future product candidates through development activities, preclinical studies, and clinical trials; our dependence on the success of our lead product candidate, CNTY-101; the ability of CNTY-101 to be administered as part of a multi-dose strategy and to enable responses without lymphodepletion; uncertainties inherent in the results of preliminary data, preclinical studies and earlier-stage clinical trials, which may not be predictive of final results or the results of later-stage clinical trials; the timing of and our ability to initiate and successfully enroll the Phase 1 SLE trial; our ability to successfully integrate operations with Clade Therapeutics; our ability to obtain FDA clearance of our future IND submissions and commence and complete clinical trials on expected timelines, or at all; our reliance on the maintenance of certain key collaborative relationships for the manufacturing and development of our product candidates; the timing, scope and likelihood of regulatory filings and approvals, including final regulatory approval of our product candidates; the impact of geopolitical issues, banking instability and inflation on our business and operations, supply chain and labor force; the performance of third parties in connection with the development of our product candidates, including third parties conducting our clinical trials as well as third-party suppliers and manufacturers; our ability to successfully commercialize our product candidates and develop sales and marketing capabilities, if our product candidates are approved; our ability to recruit and maintain key members of management and our ability to maintain and successfully enforce adequate intellectual property protection. These and other risks and uncertainties are described more fully in the “Risk Factors” section of our most recent filings with the Securities and Exchange Commission and available at www.sec.gov. You should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in a dynamic industry and economy. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties that we may face. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

For More Information:

Investors and media: Julie Seidel/ Noor Pahlavi – century@argotpartners.com

Century Therapeutics, Inc

Condensed Balance Sheets

(unaudited, in thousands)

	March 31,	December 31,
	2024	2023
Assets
Current Assets:	$	$
Cash and cash equivalents	46,812	47,324
Short-term investments	145,204	125,414
Prepaid expenses and other current assets	7,797	4,256
Total current assets	199,813	176,994
Property and equipment, net	69,005	71,705
Operating lease right-of-use assets, net	19,314	20,376
Long-term investments	57,852	89,096
Other long-term assets	2,522	2,520
Total assets	$348,507	$360,691

Liabilities, convertible preferred stock, and stockholders' equity
Current liabilities:
Accounts payable	$3,432	$2,741
Accrued expenses and other liabilities	8,023	10,733
Long-term debt, current	-	-
Deferred revenue, current	4,610	4,372
Total current liabilities	16,065	17,846
Operating lease liability, noncurrent	44,251	46,658
Other long-term liabilities	20	56
Deferred revenue	110,288	111,381
Total liabilities	170,624	175,941
Stockholders' equity
Common stock	6	6
Additional paid-in capital	861,952	840,407
Accumulated deficit	(683,833)	(655,771)
Accumulated other comprehensive loss	(241)	108
Total stockholders' equity	177,883	184,750
Total liabilities and stockholders' equity	$348,507	$360,691

Century Therapeutics, Inc

Condensed consolidated statements of operations

(unaudited, in thousands, except share and per share amounts)

	March 31,	March 31,
	2024	2023
Collaboration Revenue	$855	$1,720

Operating Expenses
Research and development	23,421	24,899
General and administrative	8,743	8,902
Total operating expenses	32,164	33,801

Loss from operations	(31,309)	(32,081)

Interest expense	-	(404)
Interest income	3,237	2,623
Other income, net	11	(194)
Loss before provision for income taxes	(28,061)	(30,056)
Provision for income taxes	(1)	(1,208)
Net Loss	$(28,062)	$(31,264)

Unrealized gain (loss) on investments	(351)	1,196
Foreign currency translation adjustment gain (loss)	2	(9)
Comprehensive loss	$(28,411)	$(30,077)

Net loss per common share - Basic and Diluted	(0.45)	(0.53)

Weighted average common shares outstanding	62,296,637	58,610,375